Harbinger Group Inc. Reports Fiscal 2013 Results

Revenues Increase 24% to $5.5 billion, Reflecting Strong Growth Across All Four Operating Segments;
Operating Income Up 80% from Fiscal 2012

NEW YORK - November 21, 2013 - Harbinger Group Inc. ("HGI"; NYSE: HRG), a diversified holding company focused on acquiring and growing businesses that are undervalued or fairly valued with attractive financial or strategic characteristics, today announced its consolidated results for the fourth quarter and full year period ended on September 30, 2013 ("Fiscal 2013"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. ("Spectrum Brands"; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life ("FGL") and Front Street Re, Ltd. ("FSR");

•	Energy, which includes the company's interest in an oil and gas joint venture with EXCO Resources, Inc. (the "EXCO/HGI JV"); and

•	Financial Services, which includes Salus Capital Partners, LLC ("Salus") and Five Island Asset Management, LLC ("Five Island").

Philip Falcone, HGI Chairman and Chief Executive Officer, said, “We are pleased with our performance in fiscal 2013, including strong top line growth and profitability, solid operational performance, and the successful completion of key initiatives - such as the HHI acquisition in our Consumer Products segment and the establishment of our Energy business - that position us for continued success. Our performance demonstrates the value of our diversified holding company model and patient capital approach. It also reflects the strength of our operating subsidiaries, all of which are rooted in industries that have attractive long-term fundamentals and market dynamics. We are committed to building upon the progress made this year and further enhancing shareholder value.”

Omar Asali, HGI President, said, “Each of our market segments performed well in fiscal 2013. In particular, Consumer Products grew revenues by 26% and operating profit by 16%, reflecting the benefits of the HHI acquisition and power of Spectrum Brands’ ‘Same Performance, Less Price/Better Value’ proposition in today’s economic environment. Operating income in our Insurance segment has performed strongly and grown to $522.9 million due to a more favorable economic environment and our solid market position, while our financial and newly-established energy businesses continued to gain scale and positive momentum. Our focus remains on value and patient capital allocation as we continue to build upon our disciplined strategy of seeking opportunities in industries we know well and operating businesses with strong management teams and strong free cash flow potential over the long term.”

Fiscal 2013 Results Highlights:

•	Total revenues increased 23.7% from the year ended September 30, 2012 ("Fiscal 2012"), driven by strong growth across all operating segments.

•	Consolidated operating income increased 80.1% to $737.4 million in Fiscal 2013 from $409.5 million in Fiscal 2012.

•
Net loss attributable to common and participating preferred stockholders was $94.2 million, or $0.67 per common share attributable to controlling interest ($0.67 diluted), compared to net income attributable to common and participating preferred stockholders of $29.9 million, or $0.15 per common share attributable to controlling interest ($0.15 diluted), in Fiscal 2012.

•
Fiscal 2013 results include $248.0 million of realized investment gains in the Insurance segment, a $101.6 million non-cash charge related to the fair value of the preferred stock equity conversion feature, reflecting

HGI’s stock price appreciation of 23.0% from $8.43 to $10.37 per share during Fiscal 2013 and increased interest expense primarily due to acquisition and other financing, along with refinancing to lower interest rate debt.

•	HGI ended Fiscal 2013 with corporate cash and short-term investments of approximately $301.2 million (primarily held at HGI and HGI Funding LLC).

•	Consumer Products segment’s operating profit for Fiscal 2013 increased $49.4 million, or 16.4%, to $351.2 million from $301.8 million for Fiscal 2012.

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Insurance segment’s operating profit for Fiscal 2013 increased by $363.0 million, to $522.9 million from $159.9 million for Fiscal 2012. Insurance segment’s adjusted operating income (“Insurance AOI”) increased by $163.5 million, or 282.4%, to $221.4 million.

•	The Financial Services segment reported operating profit of $10.4 million for Fiscal 2013, compared to $2.5 million earned during Fiscal 2012, an increase of $7.9 million.

•	Energy segment reported revenues of $90.2 million and an operating loss of $45.2 million primarily as a result of a non cash impairment charge of $54.3 million of oil and natural gas properties.

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HGI received dividends of approximately $127.1 million from its subsidiaries, including $93.0 million from FGL, $22.8 million from Spectrum Brands, $7.5 million from the EXCO/HGI JV, and $3.8 million from Salus. In addition, at the close of the EXCO/HGI JV transaction, HGI received a $22.7 million benefit, in the form of a purchase price reduction.

Fiscal 2013 Business Highlights:

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Finalized joint venture with EXCO Resources, Inc. to create the EXCO/HGI JV to operate certain of EXCO’s producing U.S. conventional oil and natural gas assets in the Permian Basin and the Cotton Valley of East Texas and North Louisiana. Subsequently, EXCO/HGI JV purchased the associated shallow Cotton Valley assets from an affiliate of BG Group.

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Completed Spectrum Brands' acquisition of Stanley Black & Decker, Inc.'s Hardware & Home Improvement Group ("HHI"), including the acquisition of the Taiwanese residential lockset business, Tong Lung Metal Industry.

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Refinanced $500.0 million of 10.625% senior secured notes on more favorable terms, and further increased financial flexibility through the issuance of an aggregate $925.0 million of 7.875% senior secured notes.

•	Pursuant to a $50.0 million share repurchase program in August 2013, purchased $12.3 million of common stock in the fourth quarter.

Detail on Fiscal 2013 Results:

HGI's consolidated revenues for Fiscal 2013 were $5.5 billion, compared to $4.5 billion for Fiscal 2012. The increase was primarily driven by the HHI acquisition in the Consumer Products segment, realized gains on sales of fixed maturity securities in the Insurance segment, revenues from the EXCO/HGI JV, and new business activity in the Energy and Financial Services segments.

Operating profit for Fiscal 2013 increased $327.9 million, or 80.1%, to $737.4 million from $409.5 million for Fiscal 2012. The increase was primarily the result of revenue increases described above, and favorable changes in reserve and amortization estimates in our Insurance segment. The increase was offset in part by increased stock compensation, bonus and transaction related costs in our Corporate segment, and impairments of oil and gas properties at our Energy segment.

HGI's Fiscal 2013 results include a $101.6 million loss from the change in the fair value of the equity conversion feature of preferred stock which was the result of a 23.0% increase in HGI’s stock price from $8.43 to $10.37 per share during Fiscal 2013, and a $260.9 million increase in interest expense, that was primarily due to acquisition and other financing, along with refinancing to lower interest rate debt.

Additionally, the Company incurred tax expense totaling $187.3 million, which was primarily driven by: (i) the profitability of FGL’s life insurance business; (ii) pre-tax losses in the United States and some foreign jurisdictions for which the tax benefits are offset by valuation allowances; (iii) an increase in the fair value of the equity conversion feature of the Preferred Stock with no tax benefit; (iv) tax amortization of certain indefinite lived intangibles; and (v) tax expense on income in certain foreign jurisdictions for which the Company will not receive tax credits in the United States due to its tax loss position.  Partially offsetting these factors was a partial release of U.S. valuation allowances as a result of a recent acquisition by Spectrum Brands.

Consumer Products:

Net sales increased by $833.2 million, or 25.6%, to $4.09 billion in Fiscal 2013 from $3.25 billion in Fiscal 2012. Excluding negative foreign exchange impacts of $19.2 million, net sales increased $852.4 million, or 26.2%. The increase was primarily due to sales from HHI. In addition, and to a lesser extent, sales benefited from an increase in pet supplies as a result of increased companion animal sales, an increase in electric personal care products due to new innovative products and additional distribution channels, increased home and garden product sales due to favorable weather conditions, and the full period impact of the FURminator acquisition completed in December of 2011. The increases were offset in part by the planned exit of marginally profitable small appliances products, the ongoing, negative impact of a one-time shaving and grooming category shelf space reduction at a major retailer, and the negative impact of movements in foreign currency in consumer batteries. Since the acquisition by Spectrum Brands on December 17, 2012, the HHI products category recorded net sales of $869.6 million.

Consumer Products delivered Adjusted EBITDA of $677.1 million, up $8.7 million, or 1.3% year-on-year (or 4.7% excluding the negative impact of foreign exchange) including HHI as if acquired at the beginning of Fiscal 2012. For the fourth consecutive year, legacy Spectrum Brands delivered record adjusted EBITDA with growth of 2.1% to $495.5 million in Fiscal 2013 versus Fiscal 2012, or 6.1% excluding the negative impact of foreign exchange. Adjusted EBITDA is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA to the Consumer Product segment's net income or loss table below.

Consumer Products operating income increased to $351.2 million in Fiscal 2013 from $301.8 million in Fiscal 2012, representing an increase of 16.4% or $49.4 million. Gross profit, representing Consumer Products’ net sales minus its cost of goods sold, for Fiscal 2013 was $1.39 billion, compared to $1.12 billion for Fiscal 2012. Spectrum Brands’ gross profit margin, representing gross profit as a percentage of net sales, for Fiscal 2013 decreased to 34.0% from 34.3% in Fiscal 2012. The slight decrease in gross profit margin was driven by a $31.0 million increase to cost of goods sold due to the sale of inventory which was revalued in connection with the acquisition of the HHI business, which offset improvements to gross profit resulting from the exit of low margin products in Spectrum Brands’ small appliances category.

For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands' fourth quarter earnings announcement, by visiting Spectrum Brands' website: www.spectrumbrands.com.

Insurance:

The Insurance segment recorded annuity sales, which for GAAP purposes are recorded as deposit liabilities (i.e. contract holder funds), for Fiscal 2013 of $1.0 billion, compared to $1.7 billion for Fiscal 2012. The reduced sales level reflects company initiated pricing changes that depressed sales as well as high sales during the same period last year due to the launch of new products. Such pricing changes were made in order to maintain target profitability and target capital ratios. Sales levels have been consistent for the past four quarters and FGL continues to achieve target profitability levels. Additionally, during Fiscal 2013, FGL grew indexed universal life sales by 16%.

The Insurance segment had net income of $350.2 million for Fiscal 2013, compared to $344.2 million for Fiscal 2012. The Insurance segment reported operating income of $522.9 million for Fiscal 2013 versus operating income of $159.9 million for Fiscal 2012. The increase is primarily due to gains on bond sales and adjustments to amortization and reserves to reflect updated assumptions related to interest rates and option costs based on the current market environment, which significantly improved during Fiscal 2013 versus last year.

The segment’s adjusted operating income (“Insurance AOI”) increased by $163.5 million (pre-tax), or 282.4%, to $221.4 million from $57.9 million for Fiscal 2012. This increase is primarily due to annual assumption changes made to the surrender rates, earned rates and future index credits used in the FIA embedded derivative reserve calculation which resulted in a reserve decrease of $86.5 million during the fourth quarter of Fiscal 2013, net of related DAC and VOBA amortization and unlocking impact. Also contributing to the increase were immediate annuity mortality gains of $36.3 million during Fiscal 2013 caused by large case deaths, as discussed above in benefits and other changes in policy reserves, and the absence of an $11.0 million charge for unclaimed death benefits, net of reinsurance, recorded in Fiscal 2012 - see “Non-GAAP Measures” and a reconciliation of adjusted operating net income before taxes to the Insurance segment's reported net income before taxes below.

FGL had approximately $17.4 billion of assets under management as of September 30, 2013, compared to $17.6 billion as of September 30, 2012. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.

As of September 30, 2013, HGI's Insurance segment had a net GAAP book value of $1.2 billion (excluding Accumulated Other Comprehensive Income ("AOCI") of $112.9 million). As of September 30, 2013, the Insurance segment's investment portfolio had $305.0 million in net unrealized gains on a GAAP basis. FGL's statutory total adjusted capital at September 30, 2013 was approximately $1,135.5 million.

On November 1, 2013, FGL announced that it is re-domesticating from Maryland to Iowa effective November 1, 2013. Iowa’s deep insurance talent pool, sophisticated regulatory approach to indexed products, and strong business climate will allow FGL to continue to grow and pursue its business. In addition, on August 29, 2013, FGL filed for a U.S. initial public offering.

Energy:

On February 14, 2013, HGI closed on the EXCO/HGI JV transaction, which created a private oil and gas limited partnership. From inception through September 30, 2013, the partnership generated oil and natural gas revenues of $90.2 million, while the segment experienced an operating loss of $45.2 million, primarily as the result of the $54.3 million non-cash impairment of oil and natural gas properties. Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") from inception through September 30, 2013 was $39.6 million. Adjusted EBITDA-Energy is a non-GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, unrealized gains or losses of derivatives, non-cash write-downs of assets, and stock-based compensation - see "Non-GAAP Measures" and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's net loss below.

For the period from inception to September 30, 2013, the Energy segment’s developmental activities in the Permian basin included 14 wells spud and 15 wells completed and turned-to-sales. For the same period, the segment's net production was 18.1 Bcfe, consisting of approximately 81% natural gas, 10% natural gas liquids and 9% oil.

On October 22, 2013, the Oil and Gas Financial Journal recognized the EXCO/HGI JV as the Transaction of the Year under $1.0 Billion.

Financial Services:

The Financial Services segment had net income for Fiscal 2013 of $6.2 million. The Financial Services segment reported operating income of $10.4 million in Fiscal 2013, compared to $2.5 million earned during Fiscal 2012, an increase of $7.9 million. Revenues for Fiscal 2013 increased $20.3 million to $28.9 million from $8.6 million in Fiscal 2012. The increases in revenues and operating income during the year are as a result of an increase in asset-backed loans originated and serviced by the operations of Salus to $565.6 million in Fiscal 2013 from $181.5 million in Fiscal 2012.

Also contributing to revenues and operating income in Fiscal 2013 was an increase in asset management fees earned from the Insurance segment by the operations of Five Island, a newly formed, wholly-owned asset management company, with up to $0.5 billion, as of September 30, 2013, in assets under management related to the Reinsurance Transaction.

During Fiscal 2013, Salus closed on 33 transactions, representing $779.5 million in total commitments to a variety of well recognized businesses. Additionally, Salus expanded its scope in third party asset management with two successful closings of a CLO, representing $550.0 million in direct loan participations.

Fourth Quarter 2013 Highlights:

•	Total revenues for the fourth quarter of Fiscal 2013 were $1.5 billion, compared to $1.2 billion in the same period last year, an increase of 25.2%.

•	Operating income for the fourth quarter of Fiscal 2013 increased by $85.1 million, or 70.7%, to $205.4 million from $120.3 million for same period last year.

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Consumer Products segment recorded net sales of $1.14 billion in the fourth quarter of Fiscal 2013, compared to $832.6 million last year. Consumer Products' operating income for the fourth quarter increased $47.5 million, or 70.4%, to $115.0 million from $67.5 million for the fourth quarter of Fiscal 2012.

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Insurance segment recorded annuity sales of $246.9 million in the fourth quarter of Fiscal 2013, compared to $264.4 million last year. Insurance’s operating income for the fourth quarter was $171.4 million, compared to $70.4 million for the fourth quarter of Fiscal 2012.

•	Energy segment recorded net sales of $35.7 million in the fourth quarter of Fiscal 2013 and operating loss of $50.5 million.

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Financial Services segment recorded net sales of $7.7 million in the fourth quarter of Fiscal 2013, compared to $6.5 million last year, and operating income of $0.4 million compared to $3.0 million for the fourth quarter of Fiscal 2012.

Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed during fiscal 2013. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
Our Consumer Products segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”), a non-GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Adjusted Operating Income, a non-GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of acquisition-related reinsurance transactions. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Energy”), a non-GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the EXCO/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, unrealized gains or losses of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

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For further information contact:

For investor inquiries: Harbinger Group Inc. Investor Relations Tara Gendelman Tel: 212.906.8560 Email: investorrelations@harbingergroupinc.com	For media inquiries: Jamie Tully or David Millar Sard Verbinnen & Co Tel: 212.687.8080

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended September 30,		Year ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Net consumer product sales	$1,137.8	$832.6	$4,085.6	$3,252.4
Oil and natural gas	35.7	—	90.2	—
Insurance premiums	11.9	13.1	58.8	55.3
Net investment income	195.0	183.7	734.7	722.7
Net investment gains	100.1	155.4	511.6	410.0
Insurance and investment product fees and other	18.1	12.1	62.5	40.3
Total revenues	1,498.6	1,196.9	5,543.4	4,480.7
Operating costs and expenses:
Consumer products cost of goods sold	741.3	552.7	2,695.3	2,136.8
Oil and natural gas direct operating costs	17.1	—	44.0	—
Benefits and other changes in policy reserves	100.1	217.7	531.8	777.4
Selling, acquisition, operating and general expenses	340.9	240.4	1,220.5	932.7
Impairment of oil and natural gas properties	54.3	—	54.3	—
Amortization of intangibles	39.5	65.8	260.1	224.3
Total operating costs and expenses	1,293.2	1,076.6	4,806.0	4,071.2
Operating income	205.4	120.3	737.4	409.5
Interest expense	(209.2)	(56.6)	(511.9)	(251.0)
Loss from the change in the fair value of the equity conversion feature of preferred stock	(183.5)	(32.6)	(101.6)	(156.6)
Gain on contingent purchase price reduction	—	—	—	41.0
Other income (expense), net	2.1	8.5	(5.6)	(17.5)
(Loss) income from continuing operations before income taxes	(185.2)	39.6	118.3	25.4
Income tax expense (benefit)	20.1	(135.9)	187.3	(85.3)
Net (loss) income	(205.3)	175.5	(69.0)	110.7
Less: Net (loss) income attributable to noncontrolling interest	(15.1)	2.4	(23.2)	21.2
Net (loss) income attributable to controlling interest	(190.2)	173.1	(45.8)	89.5
Less: Preferred stock dividends and accretion	12.1	14.0	48.4	59.6
Net (loss) income attributable to common and participating preferred stockholders	$(202.3)	$159.1	$(94.2)	$29.9

Net (loss) income per common share attributable to controlling interest:

Basic	$(1.45)	$0.79	$(0.67)	$0.15
Diluted	$(1.45)	$0.78	$(0.67)	$0.15

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net (loss) income of the consumer products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net (loss) income:	2013	2012	2013	2012
Reported net (loss) income - consumer products segment	$(36.9)	$5.4	$(55.3)	$48.6
Add back:
Interest expense	183.8	41.8	375.6	191.9
Income tax (benefit) expense	(27.5)	21.6	27.4	60.4
HHI Business inventory fair value adjustment	—	—	31.0	—
Pre-acquisition earnings of HHI Business	—	53.0	30.3	183.1
Restructuring and related charges	6.3	3.7	34.0	19.6
Acquisition and integration related charges	7.9	10.5	48.4	31.1
Venezuela devaluation	—	—	2.0	—
Adjusted EBIT - consumer products segment	133.6	136.0	493.4	534.7
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	19.4	12.1	62.0	40.8
Amortization of intangibles	20.3	17.2	77.8	63.7
Stock-based compensation	11.3	13.4	43.9	29.2
Adjusted EBITDA - consumer products segment	$184.6	$178.7	$677.1	$668.4
The table below shows the adjustments made to the reported net loss of the energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter	Fiscal
Reconciliation to reported net loss:	2013	2013
Reported net loss - energy segment	$(56.7)	$(56.8)
Interest expense	4.1	10.3
Depreciation, amortization and depletion	12.5	31.0
EBITDA - energy segment	(40.1)	(15.5)
Accretion of discount on asset retirement obligations	0.5	1.2
Non-cash write down of oil and natural gas properties	54.3	54.3
Loss on derivative financial instruments	2.1	1.3
Cash settlements on derivative financial instruments	(0.5)	(1.8)
Stock based compensation expense	0.1	0.1
Adjusted EBITDA - energy segment	$16.4	$39.6
The table below shows the adjustments made to the reported net income before income taxes of the insurance segment to calculate its pretax adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net income before income taxes:	2013	2012	2013	2012
Reported net income before income taxes:	$162.0	$69.9	$511.2	$198.5
Interest expense	9.0	0.6	11.5	2.5
Other expense (income)	0.4	(0.1)	0.2	(0.1)
Gain on contingent purchase price reduction	—	—	—	(41.0)
Reported operating income - insurance segment	171.4	70.4	522.9	159.9
Effect of investment gains, net of offsets	(41.9)	(60.2)	(248.0)	(132.4)
Effect of change in FIA embedded derivative discount rate, net of offsets	5.3	7.8	(53.5)	18.6
Effects of transaction-related reinsurance	—	—	—	11.8
Adjusted operating income - insurance segment	$134.8	$18.0	$221.4	$57.9